UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2009

CELLDEX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15006	13-3191702
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

119 Fourth Avenue

Needham, Massachusetts 02494-2725

(Address of principal executive offices) (Zip Code)

(781) 433-0771

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).                            Compensatory Arrangements of Certain Officers.

On January 6, 2009, Celldex Therapeutics, Inc. (the “Company”) entered into new employment agreements with three of its senior executives, Avery W. Catlin, Senior Vice President, Chief Financial Officer and Secretary; Thomas Davis, MD, Senior Vice President and Chief Medical Officer; and Tibor Keler, Ph.D., Senior Vice President and Chief Scientific Officer.  The new agreements for Messrs. Davis and Keler replace prior agreements that those executives had entered into with Celldex Research Corporation, referred to below as Celldex Research, (formerly Celldex Therapeutics, Inc.) prior to the transaction which resulted in Celldex Research becoming a wholly-owned subsidiary of the Company (the “Merger”).

The employment agreements between the Company and Messrs. Catlin, Davis and Keler provide, among other things, for: (i) an annual base salary ($288,250 in the case of Mr. Catlin, $362,400 in the case of Mr. Davis, and $342,000 in the case of Mr. Keler); (ii) an annual discretionary bonus in an amount established by the Company’s Board of Directors or the Compensation Committee thereof; (iii) a lump sum severance payment equal to 200% of the executive’s then-base salary in the event that his employment is terminated without cause or he resigns “for good reason” (as defined in the employment agreement); and (iv) accelerated vesting of any unvested equity awards (as defined in the employment agreement) and a lump sum cash payment equal to twelve (12) times executive’s highest monthly base compensation (not including bonus) during the twenty-four month period prior to the date of termination plus the average of the annual discretionary bonuses received by the executive during the two full fiscal years prior to the date of termination in the event of termination without cause or resignation “for good reason” by the executive within one year immediately following a change in control (as defined in the employment agreement).

The employment agreements have an initial term through December 31, 2011 and shall automatically renew for additional one year terms unless either party gives ninety (90) days prior written notice of its intent not to renew.  The Company may terminate the employment agreements without cause, on 90-days’ prior notice, or for cause, subject to a 30-day cure period in certain circumstances.

The Company also entered into an amended and restated employment agreement with Anthony S. Marucci, President and Chief Executive Officer, which removed references to his being “interim” Chief Executive Officer and President, confirming his $458,000 annual base salary (which he had been receiving as interim CEO and President through a combination of base salary and special bonus), and conforming the initial term and other provisions so that they are coordinated with the employment agreements entered into between the Company and Messrs. Catlin, Davis and Keler.

On January 6, 2009, the Company made the following grants of options to purchase Company common stock under the Company’s 2008 Stock Option and Incentive Plan, referred to below as the Plan:

Avery W. Catlin	61,000 shares
Thomas Davis, MD	76,400 shares
Tibor Keler, Ph.D.	72,250 shares
Anthony S. Marucci	129,000 shares

Those options are subject to the following vesting schedule (subject to the terms and conditions of the Plan): 25% vest on January 6, 2010 (except in the case of Mr. Marucci, whose options first vest on May 1, 2009), remainder vest quarterly (in equal amounts) on the last day of the subsequent 12 quarters.

On January 6, 2009, the Company also granted 5,868 shares of Company common stock (in the form of unrestricted stock awards under the Plan) to each of Avery W. Catlin, Thomas Davis, MD, Tibor Keler, Ph.D., Anthony S. Marucci and Ronald Newbold, Ph.D., as a special bonus relating to management’s performance with respect to the Merger and the integration efforts following the Merger.

The foregoing description of the employment agreements with Messrs. Catlin, Davis and Keler, and the amended and restated employment agreement with Mr. Marucci, is intended to be a summary and is qualified in its entirety by reference to such documents, which are attached as Exhibits10.1, 10.2, 10.3, and 10.4, and which are incorporated by reference herein.

Item 9.01.                                          Financial Statements and Exhibits

Exhibit	Description
10.1	Employment Agreement, dated January 6, 2009, by and between Celldex Therapeutics, Inc. and Avery W. Catlin
10.2	Employment Agreement, dated January 6, 2009, by and between Celldex Therapeutics, Inc. and Thomas Davis, MD
10.3	Employment Agreement, dated January 6, 2009, by and between Celldex Therapeutics, Inc. and Tibor Keler, Ph.D.
10.4	Amended and Restated Employment Agreement, dated January 6, 2009, by and between Celldex Therapeutics, Inc. and Anthony S. Marucci.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLDEX THERAPEUTICS, INC.

Date: January 8, 2009	By:	/s/ Avery W. Catlin

Avery W. Catlin
Title: Senior Vice President and
Chief Financial Officer